Exhibit 99.1
HCC INSURANCE HOLDINGS ANNOUNCES SETTLEMENT OF CLASS ACTION LAWSUIT
HOUSTON (February 8, 2008) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it has reached a settlement, subject to court approval, with the plaintiffs in class action litigation relating to the Company’s historic stock option granting practices.
The company previously announced on January 9, 2008 that it had reached a settlement in the shareholder derivative litigation regarding the stock option matter. With today’s announcement, all private securities litigation pending against the Company regarding the stock option matter has been resolved.
The terms of the settlement, which includes no admission of liability or wrongdoing by HCC or any other defendants, provide for a full and complete release of all claims in the litigation and payment of $10 million to be paid into a settlement fund, pending approval by the Court of a plan of distribution. The $10 million will be paid by the Company’s directors’ and officers’ liability insurers, and will not have a material effect on HCC’s financial results. Once approved, the settlement will resolve all class action litigation pending against the Company, as well as its former and current directors and officers.
“The settlement of this class action lawsuit is another step in the direction of putting the entire option issue behind us. We are now waiting to hear the Securities and Exchange Commission’s ruling on the option issue, which we hope will finally and completely resolve the matter,” HCC Chief Executive Officer Frank J. Bramanti said.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom. HCC has assets of more than $8.0 billion, shareholders’ equity in excess of $2.3 billion and is rated AA (Very Strong) by Standard & Poor’s, AA (Very Strong) by Fitch Ratings and A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	Barney White, HCC Vice President of Investor Relations
Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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